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                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO ANNOUNCES SALE OF ITS SOUTH CAROLINA FACILITY.

TOWN & COUNTRY, MISSOURI, December 10, 1999 . . . . . Huntco Inc.
(NYSE:"HCO"), today announced that its subsidiary, Huntco Steel, Inc., agreed to sell its steel processing facility and related inventory, located in Mount Pleasant, South Carolina, to Feralloy Corporation. The plant facility, which operates a cut-to-length line and a slitting line, both of which were leased pursuant to operating leases, was newly constructed by Huntco Steel, Inc. and opened late in the fourth quarter of 1996. The sale should be finalized on December 15, 1999.

While specific terms of the transaction were not released, the company indicated that the sale would result in a net loss of approximately $1.1 million, or $.12 per share, which will be recognized in the fourth quarter. The cash proceeds from the sale of the real property and inventory, plus proceeds from the collection of trade accounts receivable related to this operation, which were retained by Huntco Steel, Inc., are expected to total approximately $17.0 million, which amount will be used to retire debt.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.